EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER COMMON SHARE-PRIMARY
                                 (In Thousands)

                                         THIRTEEN WEEKS ENDED
                                         MARCH 31,    APRIL 1,
                                           1995        1994
                                         --------     -------

Weighted average number of
 shares outstanding                        20,416      20,181

Net effect of dilutive stock
options--based on the treasury
stock method using average market           1,518         417
price
                                          -------      -------
Common and common equivalent
shares outstanding                         21,934      20,598
                                          =======      =======

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                                 EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE-FULLY DILUTED
                      (In Thousands Except Per Share Data)

                                         THIRTEEN WEEKS ENDED
                                        MARCH 31,     APRIL 1,
                                           1995         1994
                                        ---------     --------

Shares outstanding                         20,622      20,184

Net effect of dilutive stock options -
based on the treasury stock method
using the greater of month-end market
price or average market price               1,710         417
Assumed conversion of convertible
subordinated debentures                     7,218       7,329
                                           ------      ------
Totals                                     29,550      27,930
                                           ======      ======

              * * * * *

Net income                                 $2,019      $1,215

Add convertible debentures interest
and amortization, net of applicable
income taxes                                  576         559
                                           ------      ------
                                           $2,595      $1,774
                                           ======      ======

Per share amounts                          $ 0.09      $ 0.06
                                           ======      ======